Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

GROM SOCIAL ENTERPRISES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C 8% CONVERTIBLE PREFERRED STOCK

GROM SOCIAL ENTERPRISES, INC., a Florida corporation (the “Corporation”), in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the “FBCA”), DOES HEREBY CERTIFY THAT:

FIRST: These Articles of Amendment were adopted by the Board of Directors of the Corporation (the “Board”) on May 20, 2021, in the manner prescribed by Section 607.1002 of the FBCA. Shareholder action was not required.

SECOND: That pursuant to the authority vested in the Board in accordance with the provisions of the Articles of Incorporation of the Corporation filed with the Secretary of State of the State of Florida on August 4, 2014, as amended by the amendments filed with the Secretary of State of the State of Florida on each of August 17, 2017, April 8, 2019, June 12, 2019, August 4, 2020 and May 7, 2021 (collectively, the “Articles of Incorporation”), the Board adopted the following resolutions on May 20, 2021, designating Ten Million (10,000,000) shares of the Corporation’s authorized preferred stock, par value $0.001 per share (the “Preferred Stock”), as “Series C 8% Convertible Preferred Stock”:

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Articles of Incorporation, a series of Series C 8% Convertible Preferred Stock of the Corporation is hereby created, and that the designation and number of shares thereof, and the voting and other rights, preferences, restrictions and other matters relating to such series are as follows:

********

1.                  Designation and Amount.

(a)               The shares of such series of Preferred Stock shall be designated Series C 8% Convertible Preferred Stock (the “Series C Preferred Stock”). The number of shares constituting the Series C Preferred Stock shall be Ten Million (10,000,000). No other shares of preferred stock shall be designated as Series C Preferred Stock. The Corporation expressly reserves the right to designate other classes or series of Preferred Stock from time to time that are junior to the Series C Preferred Stock, without the consent of the holders of the Series C Preferred Stock (the “Holders”).

(b)               The stated value amount per share of the Series C Preferred Stock shall be $1.00 per share (the “Stated Value”).

2.                  Ranking. The Series C Preferred Stock shall rank, as to dividends and upon Liquidation (as defined in Section 4(a) hereof), (a) senior and prior to Junior Securities issued by the Corporation; (b) pari passu and on parity with any other class or series of Preferred Stock hereafter created specifically ranking, by its terms, on parity with the Series C Preferred Stock; and (c) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series C Preferred Stock. All equity securities of the Corporation to which the Series C Preferred Stock ranks prior, with respect to dividends and upon Liquidation, including, without limitation, the Corporation’s Series A 10% Convertible Preferred Stock, Series C 8% Convertible Preferred Stock, and common stock, par value $0.001 per share (the “Common Stock”), are collectively referred to herein as “Junior Securities.”

3.                  Dividends. Commencing on the date that the Series C Preferred Stock is initially issued to a holder thereof (the “Original Dividend Accrual Date”), cumulative dividends shall accrue on each share of Series C Preferred Stock, at the rate of 8% per annum (the “Dividend Rate”) of the Stated Value, and which shall be payable in arrears quarterly commencing three months after the Original Dividend Accrual Date (each such date, a “Dividend Payment Date”). Any calculation of the amount of such dividends accrued pursuant to the provisions of this Section 3 shall be made based on a 360-day year comprised of twelve 30-day months. The dividend shall be payable in shares of Common Stock (a “PIK Dividend”), provided, however, that any fractional shares of Common Stock payable as a PIK Dividend will be rounded up to the nearest share. All shares of Common Stock issued pursuant to a PIK Dividend will thereupon be duly authorized, validly issued, fully paid and non-assessable. Dividends with respect to such additional shares of Common Stock issued as a PIK Dividend shall (a) be due and payable on each Dividend Payment Date following the payment date on which such PIK Dividend was declared (or accrued, if not declared and paid on a Dividend Payment Date) and (b) accrue at the rate set forth in this Section commencing on the day immediately following the Dividend Payment Date on which such PIK Dividends were due and payable (regardless of whether the PIK Dividend was declared or whether the shares of Common Stock constituting the PIK Dividends were actually issued). The PIK Dividends shall accrue and accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

4.                  Liquidation Preference.

(a)               Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be paid, in preference and prior to any payment made to the holders of the Junior Securities and any other stock ranking in liquidation junior to the Series C Preferred Stock, an amount per share equal to the Stated Value, plus, with respect to each share, an amount equal to all accrued and unpaid dividends (whether or not declared) thereon, computed to the date that payment thereof is made available (such amount is referred to herein as the “Liquidation Preference”). If upon a Liquidation Event, the assets to be distributed among the Holders shall be insufficient to permit payment in full to the Holders of the Liquidation Preference, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full respective Liquidation Preference to which they are entitled.

(b)               The Holders of at least sixty six and two thirds percent (66 2/3%) of the then outstanding shares of Series C Preferred Stock, may elect to deem the merger, reorganization or consolidation of the Corporation into or with another corporation, not affiliated with said majority, or other similar transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of in exchange for property, rights or securities distributed to holders thereof by the acquiring person, firm or other entity, or the sale of all or substantially all the assets of the Corporation, as a Liquidation for purposes of this Section 4.

5.       Voting Rights.

(a)               Subject to the other provisions contained herein, each Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the Holders of Series C Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)               On all matters put to a vote to the holders of Common Stock, each share of Series C Preferred Stock shall entitle the Holder thereof to 1.5625 votes per share of Series C Preferred Stock then held by such Holder at the record date for the determination of the stockholders entitled to vote or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

6.       Conversion at the Option of the Holder.

(a)        The Holder shall have the right, at any time or from time to time commencing after the 6-month anniversary date of the issuance of the shares of Series C Preferred Stock to the Holder, to convert such shares into Common Stock (each, and “Optional Conversion”) at a conversion rate of $1.92 per share (the “Optional Conversion Rate”).

2

(b)        The Holder may exercise the conversion rights set forth herein by delivering to the Corporation or any transfer agent of the Corporation for the Series C Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank to the Corporation (if required by it) (or such holder shall notify the Corporation or any transfer agent that such certificate(s) have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith), accompanied by written notice stating that the Holder elects to convert such shares, evidence of the Optional Conversion Rate and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Each Optional Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made (each, an “Optional Conversion Date”).

(c)       As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such Holder, to the place designated by such Holder, a certificate to which such Holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of the Common Stock of record on the applicable Optional Conversion Date. The Corporation shall not close its books against the transfer of shares of Series C Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series C Preferred Stock. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Series C Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d)       No fractional shares of Common Stock shall be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered, or deemed surrendered, pursuant to subsection (c) above, for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series C Preferred Stock so surrendered. Any fractional share which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock (after aggregating all shares of Series C Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

(e)       The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series C Preferred Stock. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

(f)       All shares of Series C Preferred Stock which have been converted (including pursuant to a Mandatory Conversion as provided below in Section 7), shall no longer be deemed to be outstanding and all rights with respect to such shares including the rights to receive dividends and to vote, shall immediately cease and terminate on the Optional Conversion Date, except only the right of the Holder thereof to receive shares of Common Stock in exchange thereof.

7.       Mandatory Conversion.

(a)       The Corporation, at its option, may require conversion (each, a “Mandatory Conversion”) of all or any portion of the Series C Preferred Stock then outstanding into Common Stock at a conversion rate of $1.92 per share (the “Mandatory Conversion Rate”). Should the Corporation elect a Mandatory Conversion, it shall give notice thereof to all Holders, stating whether all or, if not, what portion of the Series C Preferred Stock will be converted, and selecting a date (each, a “Mandatory Conversion Date”) and on which date, at the close of business, the conversion shall occur. Any notice which is mailed by the Corporation as herein provided shall be conclusively presumed to have been duly given by the Corporation on the date deposited in the mail, whether or not the Holder receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the Holders shall not affect the validity of the proceedings for the conversion of any other shares of Series C Preferred Stock.

(b)       On or after the Mandatory Conversion Date, each Holder of shares shall surrender the certificate evidencing such shares to the Corporation at the place designated in the notice of such mandatory conversion for conversion. To the extent that only a portion of the shares are being mandatorily converted, the Corporation shall issue new Series C Preferred Stock certificates for the unconverted shares. On or after the Mandatory Conversion Date, notwithstanding that the certificates evidencing any shares to be converted shall not have been surrendered, to the extent that they have been called for Mandatory Conversion, such shares shall no longer be deemed outstanding and all rights whatsoever with respect to the shares to be converted (except the right of the Holder thereof to have such shares converted upon surrender of their certificates, pursuant to this Section 7) shall terminate.

3

8.       Redemption. The Corporation shall not have the right to call or redeem at any time all or any shares of Series C Preferred Stock other than as provided in Section 7 above.

9.       Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation, and in addition to any other vote required by law or the Articles of Incorporation, without the written consent of at least the Holders of sixty six and two thirds percent (66 2/3%) of the then outstanding shares of Series C Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class, the Corporation will not:

(i) amend, alter or repeal any of the terms of the Series C Preferred Stock in an adverse manner; or

(ii) create or authorize the creation of any additional class or series of Preferred Stock, or otherwise create or authorize the creation of any additional class or series of stock unless the same ranks junior to the Series C Preferred Stock, or increase the authorized amount of such series of Series C Preferred Stock, whether any such creation, authorization or increase shall be by means of amendment to the Articles or by merger, consolidation or otherwise; or

(iii) pay or set apart for payment, any dividend on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities); or

(iv) (A) merge or consolidate the Corporation with another entity; (B) sell all or substantially all of the assets owned directly or indirectly by the Corporation; (C) acquire, by merger, issuance of securities of the Corporation or otherwise, of the business, stock or assets of another entity; (D) issue securities of the Corporation in connection with or for the purpose of effecting or facilitating any of the foregoing transactions; (E) reclassify or recapitalize any capital stock of the Corporation; and/or (F) execute of any agreement in furtherance of any of the foregoing actions; or

(v) effect any Liquidation or execute any agreement to become so obligated.

10.       Restriction on Transferability. The shares of the Series C Preferred Stock shall not, directly or indirectly, be sold, hypothecated, transferred, assigned or disposed of in any manner without the prior written consent of the Board and applicable securities laws.

11.       Other Preferences and Rights. The shares of the Series C Preferred Stock shall have no other preferences, rights, restrictions or qualifications, except as otherwise provided by law or the Articles.

The remainder of this page is left blank intentional. Signature page follows.

4

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this 20th day of May, 2021.

GROM SOCIAL ENTERPRISES, INC.

By: /s/ Darren Marks
Name: Darren Marks
Title: Chief Executive Officer

5